Robinhood Ventures Fund I (Take Flight RVI Segments)

In-App

Waiting Room

Context: During the waiting room when the two RVI slides are shown, the following clickable disclosure link will show.

Disclosure:

The following pertains exclusively to the slides marked Robinhood Ventures Fund I: See the Robinhood Ventures Fund I prospectus here.

5:12


Robinhood Ventures Fund I
You can request shares today

Robinhood Presents:

Take Flight

Get ready. We're about to reveal products to support life's most important milestones.

Cautionary Note Regarding Forward-Looking Statements:

This keynote includes forward-looking statements about Robinhood Markets, Inc. (together with its consolidated subsidiaries, "Robinhood," "we," or the "Company"), including statements about the benefits and perks of the Robinhood platinum card and statements that: we've designed what we believe to be the best premium card out there; that we've rebuilt Robinhood into what we think is the most cohesive, intuitive family investing experience; that the Investment Tracker will be rolling out to all our customers in the coming days; that, starting today, we're also rolling out Custodial Accounts to all eligible customers on Robinhood; that we've built what we think is the most seamless gifting experience on the

During Event

Context: During the end RVI slide is shown, the following clickable disclosure link will show.

Disclosure:

The following pertains exclusively to the slides marked Robinhood Ventures Fund I: See the Robinhood Ventures Fund I prospectus here.


Robinhood Ventures Fund I
Learn more at robinhood.com/rvi
Robinhood Ventures Fund I (“RVI” or the “Fund”) has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss. See the prospectus here.
Robinhood Ventures is the investment adviser for RVI. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC (“RHV” or “Adviser”). RHV is a wholly owned subsidiary of Robinhood Markets, Inc.
Securities trading offered through Robinhood Financial LLC, Member SIPC, a registered broker-dealer, and a subsidiary of Robinhood Markets, Inc.